Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2007, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Bronco Drilling Company, Inc. on Form 10-K for the year ended December 31, 2006. We consent to the incorporation by reference in the Registration Statement of Bronco Drilling Company, Inc. on Form S-3 of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP

Oklahoma City, OK
May 21, 2007